UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 28, 2012

ROCK ENERGY RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-23022	11-2740461
(Commission File Number)	(IRS Employer Identification No.)

10350 Richmond Avenue, Suite 800, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(832) 301-5968

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 7.01	Regulation FD Disclosure

Item 1.01 and item 2.03 Disclosures

On August 28, 2012, Rock Energy Resources, Inc. (the “Company”) and Maximilian Investors LLC (“Maximilian”) signed an Amendment to their Loan and Security Agreement (the “Amendment”), modifying certain material terms of the Loan and Security Agreement, dated and entered into by the parties on December 14, 2011, and providing a loan facility to the Company up to $25,000,000 (collectively with the Amendment, the “Loan Agreement”). A summary of the material modifications introduced by the Amendment are as follows:

- The Company confirmed that the outstanding principal balance of the loan at July 31, 2012, was $4,200,000;

- The “Maturity Date” of the loan was extended to September 1, 2013;

- An “Amendment Advance” of $1,826,896 was approved, of which $175,000 was previously advanced as a good-faith advance, with the $1,651,896 balance dispersed, (i) $550,000 as an “Initial Advance” on or shortly following the Amendment date; (ii) a first advance of $550,000 will be dispersed no sooner that 30 days following the Initial Advance, and; (iii) a second advance of $550,000 will be dispersed no sooner than 60 days following the Initial Advance, provided that the Company is not in default under the terms of the Loan Agreement; that the Issuer has achieved no less than $100,000 in revenues before the first advance and $200,000 in revenues before the second advance;

- Maximilian waived any existing defaults under the Loan Agreement;

- Maximilian’s net profit’s bonus was increased from 3% to 5%, and;

- The Company’s “put” obligation to repurchase the 18,865,520 restricted Company common shares issued to Maximilian in connection with the Loan Agreement for $0.20 per share was eliminated and the put obligation amount of $3,773,104 was added to the outstanding principal balance of the Company’s loan.

Item 7.01	Regulation FD Disclosure

On September 5, 2012, the Company issued the press release attached to this Current Report on Form 8-K as Exhibit 99.1

Item 9.01	Financial Statements and exhibits

(d) Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK ENERGY RESOURCES, INC.

By:	/s/ Rocky V. Emery
Rocky V. Emery Chief Executive Officer

Date: September 5, 2012